Exhibit 99.1
December 11, 2008

ZVUE Corporation
Attention:  Mr. Ulysses S. Curry, CEO
612 Howard Street, Suite 600
San Francisco, CA 94105

Dear Mr. Curry:

In connection with the convertible debentures issued to YA Global Investments, L.P. (“YA Global”) by ZVUE Corporation (“Company”) pursuant to the secured convertible debenture issued to YA Global date October 31, 2007, this letter shall set forth our agreement in connection with the December 1, 2008 installment payment.

The total installment amount due pursuant to the debenture on December 1, 2008 is $638,889 in principal, plus accrued and unpaid interest.  Pursuant to the terms of the debenture the Company will not be permitted to issue shares of common stock to satisfy the full installment amount.  As an accommodation to the Company, YA Global hereby defers to the maturity date the payment of all but $116,437.00 of the principal amount of such installment amount and defers the payment of the accrued interest to the next installment date.  The $116,437.00 of the installment amount shall be paid by a company conversion as indicated on the attachment to this letter.  The parties further agree that this installment amount shall be paid as of December 11, 2008.

The deferrals set forth herein are being made on a one time basis solely with respect to the December 1, 2008 installment payment and shall not be deemed a waiver or deferral of any other provisions or any other installment payments.

Sincerely,

YA GLOBAL INVESTMENTS, L.P.
By: Yorkville Advisors, LLC
Its: Investment Manager

By: /s/ Mark Angelo

ACKNOWLEDGED AND AGREED:

ZVUE CORPORATION

By:	/s/ Ulysses S. Curry	12/17/2008
Ulysses S. Curry, CEO